Exhibit 10.12

Atlantic Union Bankshares Corporation

Management Incentive Plan

This document (the “Incentive Document”), together with the Atlantic Union Bankshares Corporation Incentive Plan Terms and Conditions (“T&C”) which are incorporated herein by reference, sets forth the Atlantic Union Bankshares Corporation Management Incentive Plan (collectively, the “Plan”). The Plan is offered by Atlantic Union Bankshares Corporation (“Atlantic Union”), its subsidiary Atlantic Union Bank (the “Bank”), to the undersigned eligible executive (the “Participant”).

1. Eligible Positions; Participation

Participation is limited to those executives recommended by the Chief Executive Officer (the “Plan Sponsor”) and approved by the Committee. The Committee shall retain the discretion to include as a Participant any otherwise-eligible executive hired or promoted after the commencement of a Plan Year.

2.Basis of Incentive Compensation Awards

The Plan is a cash award plan. The Participant’s incentive compensation award under the Plan is based on an incentive target that is approved at the beginning of the Plan Year by the Committee in its discretion. The incentive compensation award is expressed as a percentage of the Participant’s base salary at the end of the Plan Year, and may be awarded if either or both the Atlantic Union corporate performance goals (the “Corporate Goals”) and the Participant’s individual performance goals (the “Individual Goals”) are achieved. In no event shall a Participant receive payment under the Plan that exceeds 150% of the Participant’s base salary as of the end of the Plan Year.

3.Plan Details

The amount of an incentive compensation award that the Participant is entitled to receive under the Plan is determined based on the Participant’s incentive target and weighting, achievement of the approved performance goals and taking into account individual performance specifically attributable to each participant and reflective of their role and area of responsibility.

A.Award Targets and Weightings

Each Participant shall be assigned an incentive target, calculated as a percentage of the Participant’s base salary, which may be awarded if Atlantic Union and the Participant achieve targeted performance goals.

The incentive compensation award shall be weighted between Corporate Goals and Individual Goals. The weightings for the two goal categories shall be recommended by the Plan Sponsor and approved by the Committee. Threshold, target and superior achievement levels for each Corporate Goal will be recommended by the Plan Sponsor and approved by the Committee. The payout for the threshold achievement level will be not less than 10% of the target payout, and the payout for the superior achievement level will be not more than 150% of the target payout.

B.Corporate Goals

The Corporate Goals for the Plan Year will be recommended by the Plan Sponsor and approved by the Committee.

C.Individual Goals

Individual Goals for the Plan Year will be established for the Participant in conjunction with his or her direct supervisor and approved by the Committee (or its delegee).

D.Determination of Incentive Compensation Award

Following the end of the Plan Year, the Committee will review performance against the Corporate Goals and any Individual Goals established for the Participant, certify in writing that the applicable performance goals were satisfied, and determine the amount of the incentive compensation award, if any, to be paid to each Participant under the Plan. Notwithstanding any provision of the Plan to the contrary, in making this determination, the Committee may, in its discretion, in light of such considerations as it may deem relevant, increase or decrease an incentive compensation award to which a Participant would otherwise be entitled by such amount or percentage as the Committee deems appropriate.

Unless the Committee deems otherwise, an incentive compensation award will not be earned or paid, regardless of Corporate or Individual performance, if 1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action to Atlantic Union or the Bank and where the Committee considers it imprudent to provide awards under the Plan, or 2) if after a review of the Bank’s credit quality measures the Committee considers it imprudent to provide awards under the Plan.

A sample incentive compensation award calculation is set forth on the attached Appendix A.

4.Payment of Awards

An incentive compensation award under the Plan will be calculated and paid in cash on an annual basis. Payment of any incentive compensation award, less deferrals and applicable federal, state and local taxes, will be made as soon as practicable following the end of the Plan Year (the “Payment Date”), but in no event before certification of the Committee or later than March 15th following the end of the Plan Year.

APPENDIX A

[omitted]

PARTICIPANT’S ACKNOWLEDGEMENT FORM

I acknowledge that I have read and understand the T&C and the Incentive Document (collectively, the Plan) described above. I understand that the Plan is not a contract and may be revised, amended, or terminated at any time as more fully set forth above.

PARTICIPANT:

__________________________

Signature

__________________________

Print Name

__________________________

Date

Please read, sign, and return a copy of the Plan to:

Head of Total Rewards

Human Resources Department

Interoffice Location: Richmond HQ/11th Floor

Atlantic Union Bankshares Corporation

Incentive Plan Terms & Conditions

The terms and conditions (“T&C”) set forth herein apply to, are an integral part of and are incorporated into the cash incentive plan document (the “Incentive Document”) to which the T&C are attached. Collectively, the T&C and the Incentive Document constitute the “Plan.” Capitalized terms used but not defined in the T&C have the meaning assigned to them in the Incentive Document, unless the T&C provides, or the context requires, otherwise.

1.Purpose

The purpose of the Plan is to reward the performance of the Participants in a manner that is consistent with Atlantic Union’s strategic plan and the attainment of a growing return to the shareholders of Atlantic Union. The Plan is further intended to assist Atlantic Union and the Bank in their ability to motivate, attract and retain qualified teammates.

2.Effective Date

The Plan is in effect January 1, 2021 through December 31, 2021, and will continue to renew for successive one-year periods (each calendar year being a “Plan Year”) unless otherwise terminated or modified in accordance with the Plan.

3. Eligibility

A teammate who is hired into an eligible position, as defined within the Incentive Document, subsequent to the commencement of the Plan Year may be deemed eligible by the Compensation Committee (the “Committee”) of the Atlantic Union Board of Directors (the “Board”) (or its delegee) for participation in the Plan, in the Committee’s discretion (or in the delegee’s discretion). The Plan Sponsor will recommend to the Committee (or its delegee) the terms and conditions upon which such employee may participate during his or her partial year of eligibility. The Plan Sponsor shall also recommend to the Committee (or its delegee) the terms and conditions upon which any employee who is hired into or transferred into a new position, which is not defined as an eligible position within the Incentive Document, for which the Plan Sponsor wishes to provide eligibility or partial year eligibility in the Plan.

A Participant who transfers into or out of an eligible position with Atlantic Union or the Bank during the Plan Year, will be treated for purposes of eligibility as being in the position they hold on December 31st of the Plan Year. The Plan Sponsor will recommend to the Committee (or its delegee) the terms and conditions upon which such employee may participate during his or her partial year of eligibility.

For a Participant who is on a performance improvement plan or similar counseling or performance document, the Plan Sponsor, following consultation with the Chief Human Resources Officer, may, in his or her discretion, modify the incentive to result in a zero or reduced award unless and until the Participant’s manager documents in writing that the Participant is performing at an appropriate level to be eligible for the incentive compensation.

No Participant will be eligible to participate in other short-term, annual cash incentive plans or programs offered by Atlantic Union or the Bank while he or she is a Participant in the Plan.

4.Active Participation

In the event, during the Plan Year, of the Participant’s death, permanent disability (as determined by the Committee in its discretion) or retirement at or after age 65 (each, an “Early Termination Event”), any incentive compensation award shall be based on performance for the Plan Year, but prorated through the end of the month in which the Early Termination Event occurs and shall be paid at the same time as would be otherwise due under the Plan, but in no event later than March 15th following the end of the Plan Year.

In the event the Participant’s employment ceases prior to the payment of any incentive compensation award under the Plan for any reason other than an Early Termination Event, including, without limitation, a voluntary termination of employment by the Participant, or an involuntary termination with or without cause, the Participant shall not be entitled to, and shall not have earned, any incentive compensation award under the Plan.

5.Administration

Responsibility for the administration of the Plan rests with its Plan Sponsor and/or the Chief Human Resources Officer. The Plan Sponsor shall monitor for accuracy the performance reporting of the Participant and determine the amount of a Participant’s award, if any, under the Plan. Eligibility for incentive compensation awards requires adherence with Atlantic Union’s regulatory, risk, audit and compliance programs, as such may be in effect from time to time. In addition, the Committee, and ultimately the Board, is responsible for the overall oversight, supervision and existence of the Plan. The Committee has been delegated the sole discretion to interpret the terms of the Plan. The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Plan.

Notwithstanding any provision to the contrary contained in the Plan, no incentive compensation award is earned until paid, and the Committee, may withhold (as not earned) or adjust any incentive compensation award in its sole discretion as it deems appropriate and will notify the Participants of its decision to withhold or adjust the Participant’s incentive compensation award.

Any decision or interpretation of any provision of the Plan adopted by the Committee shall be final and conclusive.

6.Modification and Termination of the Plan

The Plan may be modified or changed at any time by the Committee (or its delegee) in its discretion, followed by written notification to the Participant as soon as reasonably practicable. The Plan may be terminated at any time by the Committee in its discretion, followed by written notification to the Participant as soon as reasonably practicable. In the event of a Plan termination, a Participant shall continue to be eligible for incentive compensation awards for the Plan Year prorated through the Plan’s termination date, unless the Committee determines in its discretion that no incentive compensation should be paid. Any incentive compensation awards shall be calculated through the date of the Plan termination on such basis as the Committee deems appropriate in its discretion and will be payable as soon as practicable after the termination of the Plan but in no event later than March 15th following the end of the Plan Year in which the termination occurs.

7.Participant Rights Not Assignable; Plan not a Contract

Any award made pursuant to the Plan shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process. Nothing contained in the Plan shall affect an employee’s at-will status or confer upon any employee any right to continued employment or to receive or continue to receive any rate of pay or other compensation, nor does the Plan affect the right of Atlantic Union or the Bank to terminate a Participant’s employment. Participation in the Plan does not confer rights to participation in other Atlantic Union or Bank programs or plans, including annual or long-term incentive plans or non-qualified retirement or deferred compensation plans.

8.Ethical Statement

The Participant is subject to Atlantic Union’s Code of Business Conduct and Ethics. Any violation of this Code or any other policy of Atlantic Union or the Bank, or any breach by the Participant of the provisions of the Plan, as determined by the Committee (or its delegee) in its sole discretion, may result in a reduction of or ineligibility from payments under the Plan and disciplinary action up to and including termination.

The Plan is designed to promote honest and ethical conduct.  On occasion, acting in the best interests of clients, customers, the Bank and/or Atlantic Union may not result in the maximum incentive payout for the Participant. Participants must never let potential incentive payments dictate their actions or conduct in disregard of established banking practices, policies and procedures. Any action or conduct performed by the Participant or at the Participant’s direction for the sole purpose of earning an incentive may result in disciplinary action up to and including termination.

9.Governing Law and Venue

The parties agree that the interpretation and enforcement of the Plan shall be governed by the laws of the Commonwealth of Virginia, and that any action to enforce or determine any rights under the Plan shall be brought exclusively in the Circuit Court of Caroline County, Virginia or the applicable federal court in Richmond, Virginia, at the option of Atlantic Union and/or the Bank. The Participant consents and waives any objection to personal jurisdiction and venue in such court. The Plan, and any payments thereunder, shall not be subject to the Employee Retirement Income Security Act.

10.Attorney’s Fees and Costs

The parties agree that in the event of any legal action arising out of or relating to the interpretation or enforcement of the Plan, Atlantic Union and the Bank shall be entitled to recover their attorney’s fees and costs in the event that they are (or any of them is) the prevailing party.

11.No Oral or Written Representations

The parties agree that the terms of the Plan are set forth solely in the T&C and the Incentive Document and the T&C and the Incentive Document collectively constitute the Plan. The Plan constitutes the complete and entire agreement of the parties relating to the subject matter thereof. The parties have relied on no oral or written representation or promises not set forth in the Plan.

12.Clawback

A Participant, while employed by Atlantic Union or the Bank and in the conduct of his or her duties as an employee, shall not expose Atlantic Union or the Bank to any unreasonable or unnecessary risk. All incentive compensation awards under the Plan are subject to the terms of Atlantic Union’s Compensation Clawback Policy or similar policy as such may be in effect from time to time, as well as any similar provisions of applicable federal law or regulation and any applicable listing standard of the national securities exchange on which Atlantic Union’s common stock is listed, which could in certain circumstances require repayment of an incentive compensation award or portion thereof.

13.Banking Regulatory Provision

All incentive compensation awards under the Plan are subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which Atlantic Union or the Bank is subject.

14.Severability

In the event one or more of the provisions of the Plan shall for any reason be held to be illegal or unenforceable, the remaining provisions of the Plan shall remain in full force and effect.